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                                                                    Exhibit 10.2

                        Joseph E. Seagram & Sons, Inc.
                               800 Third Avenue
                            New York, NY 1022-7699



                                                         November 23, 1999

PRIVATE AND CONFIDENTIAL

Mr. Kevin Conway
1 Gold Street - Unit 20
Hartford, CT  06103

Dear Kevin:

       This letter will confirm our offer to you to join Seagram as Senior Vice President - Tax of The Seagram Company Ltd., ("SCL") and of Joseph E. Seagram & Sons, Inc., ("Company") (collectively, "Seagram") and will set forth terms and conditions of your employment. As agreed, you will commence employment on January 4, 2000.

       1. Position and Duties. As Senior Vice President-Tax, you will be responsible, subject to the direction of the Chief Financial Officer of the Company, to whom you will report, for developing and implementing SCL's and the Company's tax planning and compliance policies. You will be hired as a Grade 64 executive and your principal office will be located in New York City. Except for reasonable travel requirements associated with your position, you will be performing your services hereunder in the New York City metropolitan area.

       2. Base Salary. Your base salary ("Base Salary") will be payable at a rate of $450,000 per year in accordance with the Company's payroll policies applicable to its executives at your level.

       3. Annual Bonus. You will be eligible to receive an annual bonus award pursuant to the SCL Management Incentive Plan (the "MIP") for each fiscal year of the Company ending during your employment hereunder. Your target management incentive award will be 65% of your Base Salary (i.e.,


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$292,500), appropriately prorated based on the number of months you are employed during the Company's fiscal year ending June 30, 2000.

       4. Option Grant. (a) We have recommended for approval to our Human Resources Committee a one-time grant, effective on your date of employment hereunder, of 150,000 options pursuant to the SCL 1996 Stock Incentive Plan ( the "1996 Plan") at an exercise price equal to the fair market value of an SCL common share on the date of grant (the "Special Award"). One-third of the Special Award will vest and become exercisable immediately upon the effective date of the grant; an additional one-third of the Special Award will vest and become exercisable on January 1, 2001 and the final one-third of the Special Award will vest and become exercisable on January 1, 2002. The Special Award will expire on the day before the tenth anniversary of the grant, provided that should your employment terminate before the Special Award expires, treatment of the Special Award, including vesting, exercise and cancellation, will be in accordance with the terms of the 1996 Plan; and provided further that for any termination of your employment to qualify as a retirement for purposes of the 1996 Plan, the sum of your total years of service with Seagram and your age on such date of termination must equal or exceed 65.

       (b) You will also be eligible to participate in the 1996 Plan (or any successor plans) on an annual basis and your initial target annual grant of options will be 37,500 for grants issued in the year 2000. Options are generally granted in February of each year at an exercise price equal to the fair market value on the date of grant. These options are subject to a three-year vesting schedule, with the first one-third vesting and becoming exercisable on the first anniversary of the date of grant, the second one-third vesting and becoming exercisable on the second anniversary of the date of grant, and the third one-third vesting and becoming exercisable on the third anniversary of the date of grant. These options expire on the day before the tenth anniversary of the date of grant, provided that should your employment with the Company and SCL terminate before any such option expires, treatment of such options, including vesting, exercise and cancellation will be in accordance with the 1996 Plan (or applicable successor plan); and provided further that for any termination of your employment to qualify as a retirement for purposes of the 1996 Plan (or applicable successor plan) the sum of your total years of service with Seagram and your age on such date of termination must equal or exceed 65.

5. Additional Sign-On Inducements. (a) Subject to the terms and conditions set forth hereinafter, you will receive a payment of $1,000,000 to replace part of the unrealized gain on the unvested portion of stock options provided to you by your previous employer, which options will be canceled by reason of your leaving. This amount shall be payable in three equal installments, with the first


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installment to be paid within 30 days after your date of employment hereunder, the second installment to be paid on January 31, 2001 and the third such installment to be paid on January 31, 2002. Should your employment with the Company and SCL terminate before the payment dates described in this paragraph for any reason other than for Cause (as defined herein) or your voluntary termination without Good Reason (as defined herein) the then remaining installments shall be paid to you in accordance with this Agreement, as if you had remained employed.

       (b) Provided that you commence employment with Seagram before the date upon which your previous employer ordinarily pays bonuses to its senior executives and you do not receive such bonus, you will receive a payment of $225,000 to be paid within 30 days after your date of employment hereunder.

       (c) You will be granted, effective as of your date of employment hereunder, 10,000 restricted stock units. Each restricted stock unit represents the right to receive, on the date such unit vests (unless the parties agree to defer payment), one SCL common share. One-third of the total units shall vest on each of the first, second and third anniversaries of the date of the grant. As cash dividends are paid on SCL common shares, you will be treated, on the record date of such dividends, as if you were a holder of 10,000 SCL common shares, or the adjusted number if there is any change in the capital structure of SCL. As a result, you will be credited with such hypothetical cash dividends, which themselves will be converted into further restricted stock units based upon the mean between the high and low trading prices of SCL common shares on the New York Stock Exchange, as reported in the Wall Street Journal, on the dividend payment date. If there is any change in the capital structure of SCL through reorganization, recapitalization or otherwise, or if there is a dividend of SCL common shares payable in equity securities of SCL or other property (other than cash) or a stock split or combination of shares, then the number of restricted stock units granted hereunder shall be appropriately adjusted, as determined by SCL. In the event of a merger or consolidation of SCL with another company, you shall be credited hereunder with the merger or consolidation consideration, as if you were a holder of SCL common shares. Should your employment with the Company or SCL terminate at any time prior to the full vesting of the restricted stock units described herein other than for Cause, or your voluntary termination without Good Reason, the restrictions with respect to all the units of the Award shall be waived and the units will be deemed fully vested, and paid out on the otherwise applicable dates, as if you had remained employed.

6. Pension (a) Upon your retirement from the Company and SCL, you will be entitled to receive a pension in an amount equal to the greater of (i) the


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amount payable in accordance with the terms of the Company's pension, retirement and similar plans then generally applicable to senior executives of the Company; or (ii) an annual life annuity equal to the product of $30,000 multiplied by the number of years (or portion thereof) of your continuous services with Seagram.

       (b) The pension payments due you under paragraph 6(a) (ii) will commence upon your retirement, but no earlier than your attainment of age 60, and will not be reduced actuarially or otherwise, except to the extent that you elect to receive a joint and survivor benefit with your spouse, and

       (c) For purposes of determining the comparative value of the benefits under 6 (a) (i) and 6 (a) (ii), and for determining the actuarial reduction in the event you choose a joint and survivor benefit under 6 (b), the actuarial factors and assumptions then in use under Seagram's qualified defined benefit plan will apply.

       7. Other Benefits. While you are employed hereunder you will be eligible to participate in our Senior Executive Compensation and Benefits Program which provides medical benefits, accident, life insurance and disability salary continuation, flexible perquisites, matching contributions and related benefits. In addition, the Company agrees that it will pay the lease payment on your automobile, in the amount of $1,584.41 per month until the current lease is terminated on June 30, 2000.

       8. Severance. In the event your employment is terminated by Seagram other than for death, Permanent Disability (as defined below) or Cause, or you voluntarily resign for Good Reason, Seagram will, for a period of two and one-half years following your termination of employment (a) continue to pay you your Seagram annual Base Salary at the annual rate in effect on the date of your termination, and (b) continue the medical, dental and life insurance aspects of our Senior Executive Benefits Program. Should you request payment of your Base Salary in a lump sum, the Company shall continue the medical, dental and life insurance aspects of our Senior Executive Benefits Program for the three month period following the month in which the lump sum payment is made to you.

       For purposes of this paragraph, "Cause" will mean (i) your conviction of a felony, (ii) any willful misconduct by you which is substantially injurious to SCL, the Company, or their affiliates or (iii) your willful and continuing refusal or failure to perform your duties and obligation under this Agreement which is not corrected within 30 days following the written notice from the Company, its affiliates or SCL to you specifying


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       such refusal or failure. In no event shall your incompetence in the performance of your duties hereunder or a bona fide disagreement over corporate policy be deemed grounds for termination for Cause. In the case of (i) or (ii) above, Cause shall include a conviction or misconduct that occurs prior to your employment hereunder. In the event of a termination for willful misconduct described in (ii) above, you will receive five days advance notice of termination of employment.

       "Good Reason" will mean any material breach by SCL or the Company of its obligations to you under this Agreement including, without limitation,
       (i) the refusal or failure of SCL or the Company to pay you the compensation and/or benefits due under the Agreement, (ii) any diminution (without your consent), other than an insignificant or incidental diminution in your duties, authority, responsibilities or reporting requirements (whether or not accompanied by a change in title), (iii) the failure to appoint you to the position of Senior Vice President - Tax of SCL and the Company, or (iv) relocation of your principal office outside of the New York City metropolitan area, which is not corrected within 30 days following written notice from you to the Company specifying the breach.

       "Permanent Disability" will mean disability as defined in the Company's Senior Executive Disability Salary Continuation Arrangement.

       9. Legal Fees. The Company will reimburse you for all reasonable fees and disbursements incurred by you should you prevail in connection with a dispute over the enforcement of your rights under this Agreement.

       10. Confidentiality. You will not, without the prior consent of the Company, divulge confidential information regarding the Company, SCL their officers and directors or their operations during your employment hereunder or at any time thereafter

       11. Withholding. The Company and SCL will be entitled to withhold from any payment hereunder the amount of withholding tax required by law.

       12. No Mitigation. You will not be required to mitigate any payments due to you under this Agreement by seeking alternative employment, nor will any payments from SCL or the Company be reduced by any amounts received in connection with such alternative employment.


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       13.    Successors. This Agreement shall be binding upon a successor to substantially all of the business of the Company and SCL whether by reason of a transfer of stock or assets.

       14. Governing Law. This Agreement will be construed, interpreted, and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

       15.    Counterparts. This Agreement may be signed in counterparts.

       On behalf of the Company and myself, I am delighted to describe Seagram's offer to you. I am confident that you will make significant contributions to the success of Seagram while at the same time having the opportunity to accomplish your personal and professional goals.

       Should you have any questions, please do not hesitate to contact me.


                                                 Best regards,

                                                 /s/ Yvonne Gilchrist Shaw



READ, ACCEPTED AND AGREED
On this 26th day of November, 1999




/s/ Kevin Conway
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Kevin Conway